EXHIBIT 10(e)

HARRIS CORPORATION
March 6, 2015	1025 West NASA Boulevard
Melbourne, FL USA 32919
Todd Taylor 3828 Grassmere Road Naperville, IL 60564	phone 1-321-727-9100 www.harris.com

Re: Offer of Employment

Dear Todd:

Congratulations! I am pleased to extend you an offer of employment with Harris Corporation (“Harris” or “Company”) in the position of Vice President, Principal Accounting Officer, reporting to Mick Lopez, Senior Vice President and Chief Financial Officer. This is an executive-level position based in Melbourne, FL. Your start date will be April 13, 2015 or such other date mutually agreed by you and the Company.

Todd, we believe you will make an outstanding contribution to the Harris organization, and as such, we have crafted a total rewards package for you, consistent with Harris executive compensation program design. The elements of this package include:

1)	An annual base salary of $275,000 payable bi-weekly. Base salaries are reviewed annually, with adjustments, if any, made (generally effective in September) subject to both business and personal performance.

2)	Your participation in the Harris Annual Incentive Plan (“AIP”). Your FY15 target opportunity will be 60% of base salary. Incentive awards are paid based on the achievement of pre-established, annual business operating metrics and the successful completion of personal performance objectives set during the annual performance management cycle. Incentive awards may range from 0% to 200% of target based on business and personal performance. Your participation in AIP will begin on your start date and be pro-rated based on time in position during FY15. To the extent earned, payouts are made in September following the fiscal year end, net of applicable withholdings and deductions.

3)	Eligibility to accept annual equity awards granted by Harris Corporation under the Harris Corporation 2005 Equity Incentive Plan or its successor (the “Plan”), with a target value of $180,000. These awards are typically delivered in the form of stock options and performance share units and are granted in late August following Management Development and Compensation Committee of the Board of Directors approval of annual equity awards to other Harris executives. You will be eligible for these grants commencing with the FY16 grant cycle in August 2015. Once approved, the awards are subject to the applicable terms and conditions in effect at the time of the grant. Annual equity grants are performance based and the amount awarded may vary.

4)	A one-time Restricted Stock Award (RSA) of 3,500 RSA’s with an approximate grant value of $250,000 to offset foregone long term incentives from your current employer and as an incentive to join Harris. This award will be granted on the first New York Stock Exchange trading day during the month following your start date (if that trading

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day occurs within a Quiet Period as defined by Harris’ equity grant policy, the grant date will be the first trading day following the end of the Quiet Period). Assuming continued employment with the company, this award will vest in its entirety upon the third anniversary of the grant date.

5)	A one-time sign-on bonus of $50,000 less applicable taxes and other withholdings, payable within forty-five (45) days of hire to offset your current employer’s forgone annual incentive and as an incentive to join Harris. Should you voluntarily terminate your employment with Harris within twenty-four (24) months of hire, you will be required to repay this bonus.

6)	Eligibility to participate in the Harris Corporation Retirement Plan 401(k) with a company match equivalent to 100% of the first 6% of employee contributions. While you will be immediately eligible to participate in the plan up to individual plan contribution limits, company match contributions will only be made after one year of service.

7)	Eligibility to participate in the Harris Corporation Supplemental Executive Retirement Plan (“SERP”) during the next annual open enrollment period. This IRS non-qualified retirement plan preserves your ability to make pre-tax contributions, and receive employer match contributions (after one year of service) above the qualified IRS limits and in accordance with the plan terms.

8)	Eligibility to participate in the Harris Performance Reward Plan (“PRP”) with a target of 2% of total cash compensation after one year of service. PRP awards are paid based on the achievement of pre-established, annual business operating metrics, and may range from 0% to 200% of target. Eligibility is subject to the PRP continuing to be made available to employees.

9)	Eligibility to participate in Harris health and welfare benefit plans, including qualified dependents as applicable. These plans include medical, prescription, dental, vision, life and short and long-term disability benefits. Coverage under these programs is effective, should you choose to participate, as soon as day one of employment with Harris Corporation.

10)	One hundred twenty (120) hours of vacation annually under the Harris Paid Time Off Program.

11)	Relocation benefits to assist with your move from Naperville, IL to the Melbourne, FL area. Benefits will include, but not be limited to home sale assistance; home purchase assistance; three months of temporary living accommodations; the packing and shipment of household goods; and a disruption bonus equivalent to one month of base salary less applicable taxes and other withholdings. Additional details regarding your relocation benefits will be provided under separate cover.

In the event that your employment terminates within 24 months following your start date and the termination is a Qualifying Termination, the Company will provide you with a cash severance amount equal to the aggregate of your then current base salary and annual cash incentive compensation. For this purpose, “annual cash incentive compensation” means your then current target incentive compensation under the AIP (or any successor thereto). Payment of this severance is conditioned on you executing a release of all claims against Harris and its affiliates in a form satisfactory to Harris within 45 days following your

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separation and not revoking such release. This severance amount will be subject to appropriate withholdings and deductions. This severance amount will be paid to you in a lump sum within sixty (60) days following your separation from service; provided, however, that if such sixty (60) day payment period begins in one calendar year and ends in a second calendar year, then payment shall occur in the second calendar year. After the expiration of 24 months following your start date, your separation/severance pay eligibility will be solely pursuant to Harris’ Severance Pay Plan and/or any Executive Change in Control Severance Agreement (“CIC Severance Agreement”) applicable to you.

For purposes of this offer letter, a “Qualifying Termination” is (a) a termination of employment by you for Constructive Termination or (b) an involuntary termination of your employment by the Company other than for Cause.

For purposes of this offer letter, “Cause” shall mean:

(i)	a willful breach or failure to satisfy any material provision or condition of this offer letter or your Employee Agreement, including without limitation, those set forth below;

(ii)	your willful and intentional substantial and continuing failure or refusal to perform your material duties as Vice President, Principal Accounting Officer or to perform specific directives of the Board or of the officer to whom you report that are consistent with your position;

(iii)	any failure by you to devote your full working time to the Company or any unexcused, repeated or prolonged absence from work by you (other than as a result of, or in connection with, sickness, injury or disability) during a period of ninety (90) consecutive days;

(iv)	any reckless or willful misconduct (including action or failures to act) by you that causes material harm to the business or reputation of the Company or its subsidiaries;

(v)	any willful or reckless breach of a statutory or common law duty of loyalty to the Company or its subsidiaries;

(vi)	any act of fraud, dishonesty, embezzlement, theft or unethical business conduct by you in connection with your duties or in the course of your employment, or your admission or conviction of a felony or of any crime involving moral turpitude, fraud, dishonesty, embezzlement, theft or misrepresentation;

(vii)	your willful violation of a material Company policy that is generally applicable to all employees or all officers of the Company (including the Company’s Code of Conduct); or

(viii)	a failure by you to cooperate in an internal Company investigation after being instructed by the Board or the officer to whom you report to cooperate.

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For purposes of this offer letter, a “Constructive Termination” shall be deemed to occur upon the occurrence, without your consent of any of the following:

(i)	a materially adverse diminution of your employment duties (a change in your reporting structure or a change in your title shall not, itself, constitute a diminution of duties);

(ii)	the assignment to you of duties or responsibilities which are materially inconsistent with your position;

(iii)	a material reduction in your base salary or target AlP, other than any reduction that is also applicable in a substantially similar manner and proportion to the other senior executives of the Company.

provided, however, that the events described in (i)-(iv) above shall constitute a Constructive Termination only if the Company fails to cure such event within thirty (30) days after receipt from you of a written notice of the event which constitutes a Constructive Termination; and provided, further, that a “Constructive Termination” shall cease to exist for an event or circumstance on the ninetieth (90th) day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof.

On or as soon as administratively practicable after the date you are elected as a corporate officer of Harris, you will be entitled to enter into a CIC Severance Agreement with Harris in the form filed by the Company as Exhibit (10)(o) to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending October 1, 2010. The multiplier used in Section 3(a)(2) of the CIC Severance Agreement to determine your lump sum severance amount pursuant to such clause shall be two (2). In the event of a change in control of Harris Corporation (as defined in the CIC Severance Agreement), you shall be entitled to the compensation and benefits and other rights provided under the CIC Severance Agreement if your employment terminates under the circumstances provided under the CIC Severance Agreement, provided, however, such compensation and benefits shall be in lieu of any compensation or benefits that may be receivable by you under this offer letter or under the Harris Severance Pay Plan.

Payments and benefits under this offer letter are intended to be exempt from or to meet the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”), and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this offer letter, to the extent that the right to any payment (including the provision of benefits) hereunder as a result of your separation from service provides for the “deferral of compensation” within the meaning of Code Section 409A and you are a “Specified Employee” under the Harris Corporation Specified Employee Policy for 409A Arrangements as of the date of your separation from service, then no such payment shall be made or commence during the period beginning on the date of your separation from service and ending on the date that is six months following the date of your separation from service or, if earlier, on the date of your death, if the earlier making of such payment would result in tax penalties being imposed on you under Code Section 409A. The amount of any payment that otherwise would be paid to you hereunder during this period shall instead be paid to you on the first business day coincident with or next following the date that is six months and one day following the date of your separation from service or, if earlier, within ninety (90) days following your death. Each payment of compensation under this offer letter shall be treated as a separate payment of compensation for purposes of Code Section 409A, including without limitation for the purpose of applying the exclusion from Code Section 409A for certain short-term deferral amounts.

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Conditional Offer. You understand and agree that this employment offer is conditional and expressly subject to your complying with the following pre-conditions of employment:

a.	You complete your relocation to the Melbourne, FL area within twelve (12) months of your start date.

b.	You accurately complete Harris’ Disclosure of Potential Employment Conflicts form and fully disclosed, and provided copies where applicable, of any written or other agreements or understandings to which you are a party that relate to the protection of confidential, trade secret or proprietary information; non-competition restrictions; non-solicitation or no-hire prohibitions (employees or customers); and/or ownership of invention provisions. You affirm that your employment with Harris will not violate any such agreements or understandings.

c.	You pass a drug test prior to commencing employment. A failed drug test will cause you to be ineligible for hire by Harris for at least twelve months.

d.	You undergo background and reference checks with results that are satisfactory to Harris.

e.	You execute Harris’ standard Employee Agreement prior to your start date.

f.	You execute and timely return all forms and other documents required for Harris to complete the employment process, including the acknowledgment and acceptance below.

This offer letter shall be governed by and construed in accordance with the laws of the State of Florida.

I look forward to you joining the Harris team, and am confident that you will make many significant contributions to the organization. Should you accept the terms of this offer, please sign and date below, and fax a copy of this letter to me at 321-726-3301 or send it via email at rduffy@harris.com. We would ask that you bring the original signed version with you on your first day of work.

Sincerely,

/s/ Robert L. Duffy

Robert L. Duffy

Senior Vice President, Human Resources & Administration

Harris Corporation

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ACKNOWLEDGEMENT & ACCEPTANCE

I understand that this conditional offer letter constitutes the full, complete, and final agreement between Harris and me regarding the initial terms of my employment. I also understand that my employment with Harris is at-will and that this conditional offer does not constitute a fixed term contract of employment or a guarantee of continued employment for any period. My signature below confirms that I accept the terms and conditions of this employment offer.

Accepted and Agreed,

/s/ Todd Taylor	Date:	03/20/2015
Signature: Todd Taylor

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